CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of Hillman Capital Management Investment Trust and to the use of our report dated November 3, 2006 on The Hillman Advantage Equity Fund's and The Hillman Focused Advantage Fund's (each a series of shares of Hillman Capital Management Investment Trust) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.


                                        /s/  Briggs, Bunting & Dougherty, LLP

                                             Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
January 29, 2007